Exhibit 99.2
TACIT NETWORKS, INC.
CONDENSED BALANCE SHEET
(In thousands)
(Unaudited)

March 31,
2006
ASSETS
Current assets:
Cash and cash equivalents	$2,367
Short-term investments	7,450
Accounts receivable, net	1,816
Inventory	200
Deferred product costs	615
Prepaid expenses and other current assets	456

Total current assets	12,904

Equipment, net	487
Goodwill	1,461
Acquired intangibles, net	202
Other assets	40

Total assets	$15,094

LIABILITIES AND STOCKHOLDERS EQUITY
Current liabilities:
Accounts payable	$668
Accrued liabilities and other current liabilities	4,795
Payments due under acquisition	1,000
Deferred revenue	2,743

Total current liabilities	9,206
Deferred revenue, less current portion	380
Deferred rent and other	92

Total liabilities	9,678

Convertible Preferred Stock	36,143

Stockholders’ deficiency:
Common stock	52
Additional paid-in capital	2
Treasury stock, at cost	(1)
Accumulated deficit	(30,780)

Stockholders’ equity	(30,727)

Total liabilities and stockholders’ equity	$15,094

TACIT NETWORKS, INC.
CONDENSED STATEMENT OF OPERATIONS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Revenues	$2,266	$91
Cost of revenues	940	136

Gross profit	1,326	(45)
Operating expenses:
Research and development	1,716	920
Sales and marketing	2,890	1,886
General and administrative	570	414

Total operating expenses	5,176	3,220

Operating income (loss)	(3,850)	(3,265)
Interest and other income, net	121	39

Income (loss)before provision (benefit) for income taxes	(3,729)	(3,226)

Provision (benefit) for income taxes	—	—

Net income (loss)	$(3,729)	$(3,226)

TACIT NETWORKS, INC.
CONDENSED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(3,729)	$(3,226)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	108	63
Allowance for doubtful accounts & sales returns	80	58
Provisions for inventory reserves	233	72
Changes in assets and liabilities:
Accounts receivable	121	(318)
Inventory	(167)	(112)
Deferred product cost	12	(226)
Prepaid expenses and other current assets	(95)	9
Accounts payable	(517)	172
Accrued liabilities and other current liabilities	3,212	139
Deferred revenue	(3,504)	932
Other non-current assets	1	—
Other noncurrent liabilities	12	13

Net cash used in operating activities	(4,233)	(2,409)

Cash flows from investing activities:
Purchases (proceeds from the sale) of investments, net	(2,749)	1,626
Purchases of equipment	(115)	(33)
Cash paid for acquisition of assets	(200)	—

Net cash used in investing activities	(3,064)	1,593

Cash flows from financing activities:
Proceeds from exercise of stock options	2	1
Proceeds from sale of convertible preferred stock, net	6,000	—

Net cash provided by financing activities	6,002	1

Net decrease in cash and cash equivalents	(1,295)	(815)

Cash and cash equivalents—beginning of period	3,662	2,614

Cash and cash equivalents—end of period	$2,367	$1,800